Exhibit 99.2
BASIC EARTH SCIENCE SYSTEMS, INC.
CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
(As adopted September 28, 2009)
     The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Basic Earth Science Systems, Inc., a Delaware corporation (the “Company”).This charter of the Committee (this “Charter”) specifies the scope of authority and responsibility of the Committee.
PURPOSE
     The principal function of the Committee is to discharge certain responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer (the “CEO”) and the Company’s other executive officers. The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Security Exchange Act of 1934, as amended.
COMPOSITION
1. The Committee shall have at least two (2) members at all times, each of whom must be an independent director pursuant to the Securities and Exchange Commission (the “SEC”) rules and regulations and the NYSE Amex LLC compliance standards. In order for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
2. The Board shall appoint each member of the Committee and a chairperson for the Committee from among those members. Each member shall serve until the earlier to occur of the date on which he or she is replaced by the Board, resigns from the Committee, or resigns from the Board.
DUTIES AND RESPONSIBILITIES
1. The Committee shall, based upon an annual evaluation of the CEO’s performance, determine and approve the CEO’s overall compensation. In making its determination, the Committee may consider the Company’s performance and relative stockholder return, the compensation of chief executive officers at comparable companies, the awards given to the CEO in past years, and such other factors as the Committee deems relevant.
2. The Committee shall, after consideration of the CEO’s recommendations, determine and approve the compensation of all elected corporate officers other than the CEO. The Committee will take account of each individual corporate officer’s performance, the Company’s overall performance and comparable compensation paid to similarly-situated officers in comparable companies.
3. The Committee shall review, and if appropriate, approve employment agreements, severance arrangements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each officer of the Company.
4. The Committee shall review and recommend the compensation for directors with respect to service on the Board and Board committees, including cash-based and equity-based compensation.

5. The Committee shall administer the Company’s incentive plans, stock option plans or such other equity participation plans as may be adopted by the Company’s stockholders or the Board from time to time within the authority delegated by the Board.
6. The Committee shall prepare a report of the Committee on executive officer compensation if and as required by the SEC to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC.
7. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.
MEETINGS
1. The Committee shall meet as frequently as necessary to carry out its responsibilities under this Charter. The chairperson of the Committee shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes or other records of meetings and activities of the Committee.
2. A majority of the members of the Committee shall constitute a quorum. The act of the majority of the members present at a meeting, at which a quorum is in attendance, shall be the act of the Committee, unless a greater number is required by law, the Company’s certificate of incorporation or bylaws, or this Charter.
3. The Committee may request any officer or other employee of the Company, or any representative of the Company’s advisors, to attend a meeting or to meet with any member or representative of the Committee.
RESOURCES AND AUTHORITY
     The Committee will have the resources and authority necessary to discharge its duties and responsibilities. Any action duly and validly taken by the Committee pursuant to the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by the Board and may be certified as such by the Secretary or other authorized officer of the Company. The Committee has sole authority to retain and terminate any compensation consultant to be used to assist it in the evaluation of the CEO’s or other executive officer’s compensation. The Committee shall have sole authority to approve such consultants’ fees and retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all reasonable steps necessary to preserve the privileged nature of those communications.
ANNUAL REVIEW
     At least annually, the Committee will (a) review this Charter and recommend any changes to this Charter to the Board and (b) evaluate its own performance against the requirements of this Charter and report the results of such evaluation to the Board. The Committee will conduct its review and evaluation in such a manner as it deems appropriate.
DISCLOSURE
     This Charter will be included on the Company’s website and will be made available in print to any stockholder of the Company who submits to the Company’s Secretary a request for a copy of this Charter.